EXHIBIT 5.1

July 25, 2008

Inergy, L.P.

Two Brush Creek Boulevard

Suite 200

Kansas City, Missouri 64112

Ladies and Gentlemen:

We have acted as counsel for Inergy, L.P., a Delaware limited partnership (the “Partnership”) and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Partnership and Inergy Finance Corp., a Delaware corporation (“Finance Corp.”) of $200,000,000 aggregate principal amount of its 8 1/4% Senior Notes due 2016 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “New Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Partnership listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Old Notes and the New Notes.

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of January 17, 2006, among the Partnership, Finance Corp., the Subsidiary Guarantors and U.S. Bank National Association, as Trustee, as amended by the First Supplemental Indenture, dated April 24, 2008 (the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Inergy, L.P. July 25, 2008 Page 2

Based on the foregoing, we are of the opinion that:

When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such New Notes will be legally issued and will constitute valid and binding obligations of the Partnership enforceable against the Partnership in accordance with their terms and (ii) the Guarantees of the Subsidiary Guarantors remain the valid and binding obligations of such subsidiaries, enforceable against the Partnership and each such Subsidiary Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the laws of the State of Texas and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Inergy, L.P. July 25, 2008 Page 3

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the captions “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.